Exhibit 3.02

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 VALUERICH, INC.


         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned person, desiring to amend the Certificate of Incorporation of ValueRich, Inc. under the laws of the State of Delaware, does hereby sign, verify, and deliver to the Office of the Secretary of State of Delaware, this amendment to the certificate of incorporation for the above-named company (hereinafter referred to as the "Corporation"):

         1. The amendment contained herein was approved by a majority vote of shareholders of the Corporation on June 22, 2006.

         2. Article FOURTH is hereby amended by adding at the end thereof the following: "At the effective time of the certificate of amendment filed with the Secretary of State of the State of Delaware on June 23, 2006, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a one for ten reverse split, with all fractional shares being rounded up to the nearest whole share."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Joseph Visconti, its President, this 23rd day of June, 2006.


                                              VALUERICH, INC.


                                              By:   /s/ Joseph Visconti
                                                 ----------------------------
                                                 Joseph Visctonti, President